EXHIBIT 99.1

ION MEDIA NETWORKS APPOINTS
FREDERICK M. R. SMITH TO BOARD OF DIRECTORS

(West Palm Beach, FL – April 18, 2006) – ION MEDIA NETWORKS (AMEX: ION) (the “Company”) today announced the appointment of Frederick M. R. Smith to its Board of Directors effective April 14, 2006. Mr. Smith is currently an advisor to the International Private Equity Fund for Credit Suisse First Boston, where he has served in various leadership positions in both the private equity and investment banking sectors for over 35 years.

“Fred brings valuable experience in advising media organizations and helping them maximize their potential,” said CEO Brandon Burgess. “His financial expertise and working knowledge of the industry will be critical assets as we further develop the company’s financial and operational strategies that deliver optimum value for our shareholders.”

From 1995 to 2002, Mr. Smith held leadership positions in Credit Suisse First Boston’s private equity department, including serving as co-head of the firm’s international private equity group, where he was responsible for all of the group’s private equity investing outside of the U.S. From 1968 to 1995, Mr. Smith worked in the investment banking department, serving as Managing Director/Head of the Media Group, which later became Media, Telecommunications and Transportation, from 1982 to 1995. Mr. Smith serves on the board of directors of Castle Brands Inc. (AMEX) and Unwired Australia Pty. Ltd. (Australian Stock Exchange), and on the boards of several private companies.

Mr. Smith’s appointment to the Board increases the total number of directors to six, four of whom are independent. Mr. Smith will stand for election for a three-year term at the Company’s annual stockholders meeting in June 2006.

About ION MEDIA NETWORKS
ION MEDIA NETWORKS owns and operates the nation’s largest broadcast television station group and the i network, reaching approximately 91 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. On February 28, 2006, the Company announced that it is changing its corporate name from Paxson Communications Corporation to ION MEDIA NETWORKS, INC. The Company is currently doing business as ION MEDIA NETWORKS pending approval of the corporate name change by its stockholders at its annual meeting on June 23, 2006. For more information, please visit www.ionmedia.tv.

Note: Company distribution data provided by Nielsen Media Research.

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Media:	Investors:
Leslie Monreal 561-682-4134	Richard Garcia 561-682-4209